Exhibit 99.(h)(3)(b)(ii)

SCHEDULE A

to the

Expense Limitation Agreement

For the Pacific Dynamix Portfolios of Pacific Select Fund1

Fund	Expense Limitation[2]	Effective Date	Expiration Date
Pacific Dynamix – Conservative Growth Portfolio	0.59% for Class I 0.39% for Class P	May 1, 2026	April 30, 2027
Pacific Dynamix – Moderate Growth Portfolio	0.59% for Class I 0.39% for Class P	May 1, 2026	April 30, 2027
Pacific Dynamix – Growth Portfolio	0.59% for Class I 0.39% for Class P	May 1, 2026	April 30, 2027
Pacific Dynamix – Aggressive Growth Portfolio	0.59% for Class I 0.39% for Class P	May 1, 2026	April 30, 2027

Effective: May 1, 2026

PACIFIC SELECT FUND

By: /s/ Howard T. Hirakawa
Name: Howard T. Hirakawa
Title: Senior Vice President

PACIFIC LIFE FUND ADVISORS LLC

By: /s/ Howard T. Hirakawa
Name: Howard T. Hirakawa
Title: Senior Vice President

1 The Pacific Dynamix Underlying Funds currently have no expense limitations in place.

2 Maximum operating expense limit as a percentage of average net assets.